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                                                                    EXHIBIT (12)

                                  ONEOK, Inc.
          Computation of Ratio of Earnings to Combined Fixed Charges
                   and Preferred Stock Dividend Requirements

                                                         For the Three Months
                                                            Ended March 31,
                                                          2000           1999
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                                                        (Thousands of Dollars)
Fixed Charges, as defined
   Interest on long-term debt                        $  16,220      $   8,575
   Other interest                                        5,151          3,559
   Amortization of debt discount and expense               614            448
   Interest on lease agreements                            620            651
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       Total Fixed Charges                              22,605         13,233
Preferred dividend requirements                         14,960         15,039
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Total fixed charges and
  preferred dividend requirements                    $  37,565      $  28,272
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Earnings before income taxes and income from
 equity investees                                    $  98,117      $  99,168
Total fixed charges                                     22,605         13,233
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Earnings available for combined fixed
  charges and preferred dividend requirements        $ 120,722      $ 112,401
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Ratio of earnings to combined fixed charges and
  preferred dividend requirements                         3.21x          3.98x
================================================================================


For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, "earnings" consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income from equity investees. "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases. "Preferred dividend requirements" consists of the pre-tax preferred dividend requirement.

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